                                                                 Exhibit 10.24

                                                     CONFIDENTIAL

[LETTERHEAD LOGO]



July 23, 1997



Mr. William F. McLaughlin
President and Chief Executive Officer
Sweetheart Cup Company Inc.
I0100 Reisterstown Road
Owings Mills, MD 21117

     Re:  JOINT VENTURE FOR MCDONALD'S CONTAINERS

Dear Bill:

     The purpose of this letter is to set forth our current mutual intentions regarding a proposed business arrangement between Sweetheart Cup Company Inc. ("Sweetheart") and EarthShell Container Corporation ("ECC") with respect to the utilization by a division of Sweetheart ("JV") of ECC's technology to manufacture and distribute large hinged sandwich containers to The Perseco Company ("Perseco") for McDonald's Corporation (the "Product"). The terms "ECC" and "Sweetheart" shall also refer to their respective parent and subsidiary corporations. This letter supersedes in its entirety the letter agreement between the parties dated November 21, 1996.

     1.   GENERAL STRUCTURE.

          a. ECC and Sweetheart have previously entered into a sublicense agreement dated October 7, 1994 (the "Current License") to utilize ECC's technology as identified therein (the "Technology") to manufacture and distribute certain foodservice disposable products within a defined territory (the "Territory"). Upon entering into the Definitive Agreements (as defined in
Section 15(a) below), the Current License shall be terminated and superseded by ECC's sublicense of the Technology to JV. Pursuant to the new sublicense agreement (the "Sublicense Agreement"), ECC shall receive a 20% royalty on the net sales price ("Net Sales") derived by JV from the sale of the Products after the Start Date (as defined below), computed in the same manner as under the Current License. The Sublicense Agreement shall grant JV a non-exclusive right to manufacture and distribute the Products in the Territory. JV will conduct the business of manufacturing, marketing and distributing the Products. Except as otherwise provided, Sweetheart will be in charge of JV's operations.

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Mr. William McLaughlin                                         CONFIDENTIAL
July 23, 1997
Page 2


          b. Subject to the terms below, either party may engage in other business activities, regardless of whether such activities are competitive with JV.

          c. ECC shall provide JV with lines of manufacturing equipment ("Equipment") on a "turn-key" basis. ECC shall provide JV with all technical information necessary to commercially manufacture the Product including material composition, raw materials specifications, process equipment specifications, processing conditions, output standards and quality assurance methods. ECC shall warrant for all periods ending on or before the Warranty Termination Date (as defined in Section 2(a)(iii)) that, by combining the materials and operating the Equipment in accordance with the technical information supplied, the Equipment will produce Products that are in conformity with approved samples and that the Equipment will perform in accordance with the Model Efficiency Levels set forth in Section 2(a)(i)(B). The Technology licensed to JV shall be based, in part, on specific patents (both issued and pending) that shall be listed in the Sublicense Agreement.

         d. The parties have, attached hereto as Exhibit A, a redacted version of the economic model dated July 23, 1997 (the "Economic Model") that illustrates, on a hypothetical basis, the expected revenue and cost components for the annual production and sale of approximately 600 million units of Product. The model assumes that each line of Equipment will be tooled for and dedicated to only one specific sandwich container.

         e. Immediately following the execution of this letter, Sweetheart shall use commercially reasonable efforts to negotiate and procure a contract with Perseco relating to the purchase and sale of the Product (the "Perseco Contract"). Pursuant to such contract, Perseco shall be obligated to purchase, and JV shall be obligated to sell annually, at least 600 million units of Product; provided, however, that ECC shall approve any material terms or conditions that may result in an additional financial or performance obligation by ECC beyond those set forth in the Economic Model, including such terms as product specifications, quality requirements and timing of delivery.

              (i) The expected price of the Product is an amount for the QPC variation of the Product expected to be sold, and is set forth in the attached Economic Model, and is based upon the size and weight of the variations of the Product that ECC believes will be introduced by McDonald's Corp. in its stores in the US and Canada, and certain other assumptions set forth in the Economic Model. The price estimate is subject to adjustments to reflect changes in Product specifications and/or processing conditions for the Product as set forth in the Perseco Contract. The Economic Model shall be adjusted to reflect any differences between the assumptions made in the Economic Model and the actual terms of the Perseco Contract, including changes in Product mix, Product specifications or processing conditions; provided, however, that the Sweetheart Preliminary Profit Distribution payable after the Start Date shall not be less than the amount provided in Exhibit E.

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Mr. William McLaughlin                                         CONFIDENTIAL
July 23, 1997
Page 3


              (ii) The parties shall cooperate with one another and use all commercially reasonable efforts to ensure that JV timely fulfills its obligations under the Perseco Contract.

         f. This business arrangement shall be treated as a partnership for tax purposes only.

     2.  CONTRIBUTIONS.

         a.  ECC'S OBLIGATIONS.

             (i)   INSTALLATION OF EQUIPMENT.

                   (A) ECC shall reserve the first four lines of Equipment for JV subject to the last sentence of this Section 2(a)(i)(A). Following execution of the Perseco Contract, ECC shall acquire and install, at its cost, at least four fully integrated lines of Equipment at the Plant Facility described in Section 2(b)(i) below and lease them, and any mutually agreed upon additions or improvements thereto, to JV on a triple net lease basis pursuant to the terms set forth in the Definitive Agreements. ECC shall acquire and install, on a timely basis, additional lines of Equipment if Perseco purchases more than 600 million units annually of the Product pursuant to the Perseco Contract. The Equipment shall be installed at such times as will reasonably allow JV to satisfy its delivery commitments under the Perseco Contract. If for any reason JV is unable to obtain the Perseco Contract within the time period outlined in Section 17 and another ECC licensee does obtain such a purchase commitment within the same time period required of Sweetheart and at a price no less than that offered by Sweetheart to Perseco, JV shall relinquish its priority right to the Equipment.

                   (B) Following installation, the initial four lines of Equipment must run for at least 14 consecutive days, 24 hours per day, and produce, on an annualized basis, 600 million units of Product meeting the product and quality specifications set forth in the Perseco Contract, and satisfying, on an overall basis, the staffing and raw materials usage and throughput requirements set forth in the Economic Model (the "Model Efficiency Level"). The "Start Date" shall be the date by which (i) ECC has reduced the Direct Conversion Cost Deficit ("DCCD") to zero, which may be accomplished by paying the DCCD to zero, and (ii)(x) the initial four lines of Equipment have achieved the Model Efficiency Level, or (y) the initial four lines of Equipment are producing sufficient Product to satisfy the Perseco Contract at the quality and service levels required by Perseco and ECC agrees to assume the economic consequence of not having achieved the Model Efficiency Level, or (z) Sweetheart agrees that the Start Date has commenced. The DCCD shall be funded quarterly by ECC and is defined as the amount by which the sum of JV's Direct Cost of Sales exceed JV's Net Sales (as such terms are defined in the attached Exhibit D), determined on a cumulative basis.

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Mr. William McLaughlin                                             CONFIDENTIAL
July 23, 1997
Page 4



                      (C) It is ECC's obligation that the Equipment meet all applicable legal and administrative code standards.

                      (D) ECC shall be responsible for any costs incurred in procuring, installing and testing the Equipment (including the items set forth in Exhibit B under the column "ECC Responsibility") that exceed the total estimated capitalization figure set forth in the Economic Model (the capitalization figure utilized in the Economic Model is defined herein as the "Standard Equipment Cost"). These additional capital costs shall be repaid prior to the Start Date from available cash to the extent provided on Exhibit D, and after the Start Date, the unpaid capital costs shall be amortized at the same rate and over the same term utilized to amortize the Standard Equipment Costs in the Economic Model and shall be credited, to the extent not paid, to ECC's Deficit Account on a monthly basis. ECC shall separately pay, without reimbursement by JV, the one time costs to have Simons Engineering perform the detailed design and engineering of the basic commercial ECC manufacturing line.

                      (E) In consideration for providing each line of Equipment to JV, ECC shall be entitled to receive the ECC Equipment Profit Participation in the amount and for the term set forth in the Economic Model. The ECC Equipment Profit Participation shall commence to accrue on the date the initial four lines of Equipment are installed and operational (the "Operations Date").

               (ii) MANUFACTURING PRE-START DATE OPERATIONS. ECC shall manage the manufacturing operations of JV on and prior to the Start Date and shall review and approve all costs of JV contributing to the DCCD. ECC approval shall not be unreasonably withheld as long as such costs are consistent with the costs projected in the economic model.

               (iii) FAILURES. After the Start Date, ECC shall pay to JV, as the ECC Performance Guarantee, any incremental costs incurred by JV and which are attributable to the failure of the Equipment, on an aggregate basis, to operate at the Model Efficiency Level due to deficiencies in the Technology, Product design and specifications, or the Equipment (provided such failures are not the result of Sweetheart's operation or maintenance of the Equipment). Such costs, to the extent they represent additional capital expenditures only, shall be credited to ECC's Deficit Account and shall be amortized at the same rate and over the same term utilized to amortize the Standard Equipment Costs. Once the initial four lines of Equipment have operated for a 24 month continuous period at the Model Efficiency Level, ECC may elect to terminate ECC's Performance Guarantee at any time. SCC, on the other hand, may elect to terminate ECC's Performance Guarantee at any time. SCC, on the other hand, may elect to terminate ECC's Performance Guarantee at any time following the Start Date. The date ECC's Performance Guarantee is terminated is defined as the "Warranty Termination Date." Following the Warranty Termination Date: (x) Sweetheart shall receive 100% of all Final Distributions (as defined in Exhibit E); (y) the Sweetheart and EarthShell Preliminary Profit Distributions (as defined in Exhibit E) shall cease; and
(z) Sweetheart shall cease to receive distributions of Unfavorable Variance Costs (as defined in Exhibit E).

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Mr. William McLaughlin                                             CONFIDENTIAL
July 23, 1997
Page 5



               (iv) TECHNOLOGY. Pursuant to the Sublicense Agreement, ECC shall sublicense to JV the Technology and other intellectual property relating to the Products.

               (v) IMPROVEMENTS. ECC shall provide JV with improvements to the Technology and Equipment.

          b.  SWEETHEART'S OBLIGATIONS.

               (i) PLANT FACILITY. On or before the date the first Line of Equipment is to be installed by ECC, Sweetheart shall provide to JV a portion of its facility in Maryland, with appropriate capacity and utility hook-ups, to safely house and operate at least four Lines of Equipment, and to provide suitable supply and inventory space, transportation facilities and other functions necessary to successfully manufacture and distribute the Products. If additional Lines of Equipment are added to JV, Sweetheart shall provide similar facility space. The physical location and specifications of the plant facilities (referred to herein collectively as the "Plant Facility") shall be subject to ECC's reasonable approval. ECC personnel or consultants will be permitted access to the Plant Facility and shall be provided office space as is reasonably necessary in order for them to fulfill ECC's obligations or protect its rights under the Definitive Agreements. The Plant Facility shall meet all applicable legal and administrative code standards.
In consideration for its building out the facility space to accommodate JV's operations, (including the costs set forth in Exhibit B under the column "Sweetheart Responsibility") Sweetheart shall receive the Infrastructure Enhancement Distribution in the amount set forth in the Economic Model (which assumes a specific capitalization figure for Sweetheart in improving the Plant Facility and an amortization rate and term over which the capitalization figure is to be amortized). Any out-of-pocket costs incurred by Sweetheart in improving the Plant Facility to accommodate JV's operations that exceed the estimated capitalization figure set forth in the Economic Model (such capitalization figure being defined herein as the "Standard Infrastructure Enhancement Cost") shall be capitalized and be repaid prior to the Start Date from available cash to the extent provided in Exhibit
D, and after the Start Date, the unpaid capital costs shall be amortized at the same rate and over the same term utilized in the Economic Model, and the amortization charge, to the extent not paid, shall be credited monthly to Sweetheart's Deficit Account. In addition, in consideration for furnishing the Plant Facility, Sweetheart shall receive the Plant Facility Rental in the amount set forth in the Economic Model. The Infrastructure Enhancement Distribution and the Plant Facility Rental shall commence accruing on the Operations Date.

               (ii) WORKING CAPITAL. Sweetheart shall contribute all of the working capital required to operate JV, inclusive of its manufacturing, marketing and distribution functions, but exclusive of the capital ECC is required to contribute.

               (iii)  EMPLOYEES.  Sweetheart shall provide JV, at
Sweetheart's cost, with the employees necessary to staff and operate the Equipment and to otherwise attend to the administration, supervisory, marketing, sales and distribution functions of JV, all as set forth in the Economic Model.

Mr. William McLaughlin                                             CONFIDENTIAL
July 23, 1997
Page 6


               (iv) MATERIALS. Sweetheart shall purchase the raw materials and, except for Equipment to be provided by ECC, provide material handling and storage, including for raw materials, work-in-process and finished goods, all in accordance with the attached Exhibit B.

               (v) INSURANCE. Sweetheart shall provide or obtain replacement cost insurance for the Plant Facility and Equipment.

               (vi) TECHNICAL. Sweetheart shall provide technical support to JV for the production of the Products.

               (vii) PERSECO CONTRACT. Sweetheart shall manage the Perseco and McDonald's relationships.

     3.   LICENSE TERMS/TECHNICAL SERVICES.

          a. SUBLICENSE AGREEMENT. An outline of the proposed Sublicense Agreement is attached as Exhibit C.

          b. TECHNICAL SERVICES. In the event that JV elects to contract with ECC for technical services that it is not obligated to perform under the terms of the Definitive Agreements, JV will be charged at a rate equal to ECC's cost for such technical services. Likewise, any such services provided by Sweetheart will be charged to JV at Sweetheart's cost for such services.

     4.   DISTRIBUTIONS BY JV.

          a.   PRE-START DATE.  See Distribution Schedule attached as
Exhibit D.

          b.   POST-START DATE.  See Distribution Schedule attached as
Exhibit E.

     5.   MANAGEMENT.

          a. OPERATIONS. JV's day to day manufacturing operations shall be managed by ECC representatives prior to the Start Date and by Sweetheart representatives on and after the Start Date. All other JV operations, including the administration of the Perseco Contract, warehousing, raw material purchases, labor procurement and supervision, shipping and receiving shall be managed by Sweetheart both prior to and after the Start Date.

          b.   BOARD OR POLICY CONTROL.

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Mr. William McLaughlin                                             CONFIDENTIAL
July 23, 1997
Page 7


              (i) JV's fundamental business strategies shall be governed by a Board of Managers comprised of four individuals--two appointed by ECC and two appointed by Sweetheart.

              (ii) Decisions of the Board shall be made by a majority of the Managers, and Board approval shall be required for such critical issues as
(A) annual and capital budgets, including, standard material costs and labor rates, intercompany allocations of fixed or variable overhead or pricing for services which are inconsistent with the Economic Model, distribution policies or any material deviations therefrom, (B) modifications to the Equipment beyond those minor modifications that do not detrimentally affect efficiency levels or materially impair its value, (C) modifications to the composition and process "specifications" for the Product, (D) the entering into, or material amendment of, or early termination of the Perseco Contract,
(E) any transaction that would materially increase the obligations of either party beyond those contemplated in the Definitive Agreements, and (F) any sale or disposition by ECC or Sweetheart of their interest in JV or its assets, excluding a disposition to an affiliate (provided the transferring party remains liable for its obligations with respect to JV or the other party), or a disposition to a non-affiliate pursuant to a merger or sale or disposition of all or substantially all of the party's assets (provided the non-affiliate assumes liability for the obligations of the transferring party with respect to JV or the other party).

              (iii) The Board shall take all commercially reasonable steps to ensure that JV makes cash distributions to the parties in amounts necessary to timely discharge their federal and state income tax liabilities associated with the taxable income generated by JV.

              (iv) The Board shall meet quarterly for the first two years after the Effective Date and periodically as agreed upon by Sweetheart and ECC thereafter. The location of the meetings shall alternate between Sweetheart and ECC, unless otherwise established by the Board.

     6.   MCDONALD'S PRIORITY. JV will conform to the McDonald's Priority
Agreement.

     7. TERM. The term of JV shall be ten years commencing on the Operations Date.

     8. TERMINATION. At anytime during the term of JV, the parties may mutually agree to terminate the Definitive Agreements and to determine the effect of such termination. Either party may unilaterally terminate the Definitive Agreements during the term of JV only under the following conditions:

          a. PRE-START DATE. Either party may terminate the Definitive Agreements in the event the Start Date is delayed more than 18 months beyond the date the first line of Equipment is installed. If ECC elects to terminate, Sweetheart shall have the right to purchase the Equipment pursuant to Section 9(b) (the "Purchase Right"). If Sweetheart elects to terminate, it shall have no Purchase Right.

Mr. William McLaughlin                                             CONFIDENTIAL
July 23, 1997
Page 8


          b. POST START DATE. During the initial term of the Perseco Contract (expected to be three years), neither party shall have the right to terminate the Definitive Agreements following the Start Date. After the initial term of the Perseco Contract:

               (i) ECC may terminate the Definitive Agreements upon (A) six month's written notice to Sweetheart (provided, however, such termination shall not be effective prior to the end of any extended term of the Perseco Contract), (B) Sweetheart's material breach of the Definitive Agreements and failure to cure within a reasonable period following notice, or (C) Sweetheart's bankruptcy; and

               (ii)   Sweetheart may terminate the Definitive Agreements upon
(A) written notice to ECC (provided, however such termination shall not be effective prior to the end of any extended term of the Perseco Contract), (B) ECC's material breach of the Definitive Agreements and failure to cure within a reasonable period following notice, or (C) ECC's bankruptcy.

               (iii) Sweetheart may terminate the Operating and Lease Agreements, but continue the Sublicense and purchase the Equipment pursuant to the Purchase Right set forth in Section 9(b) upon 90 days written notice to ECC, provided that such termination shall not be effective prior to the Warranty Termination Date.

               (iv) In the event the Definitive Agreements are terminated by ECC pursuant to Section 8(b)(i)(A) or by Sweetheart pursuant to Section 8(b)(ii)(B) or (C), or in the event Sweetheart terminates the Operating Agreement pursuant to Section 8(b)(iii), Sweetheart shall have the Purchase Right set forth in Section 9(b).

     9.   EFFECT OF TERMINATION.

          a. TERMINATION. Except as provided in Sections 9(b) and 9(c) below, upon the effective date of termination of the Definitive Agreements pursuant to Section 8 above, the ECC Equipment Profit Distribution and the Sweetheart Plant Facility Lease and Infrastructure Enhancement Distribution shall cease to accrue, ownership of the Technology shall be allocated pursuant to the Sublicense Agreement, any cash proceeds available upon or following JV's termination, including any proceeds from the collection of receivables or the sale of assets (other than the Equipment and the Plant Facility) shall be applied to discharge all of JV's debts and obligations, reserves for contingent liabilities shall be created and the balance of JV's cash (including any funds ultimately released from reserves) shall be distributed to the parties in the manner and in the priority set forth in
Section 4.

          b. RIGHT TO PURCHASE. If Sweetheart has a Purchase Right upon termination of the Operating and and Lease Agreements pursuant to Sections 8(a) or 8(b)(iii) or (iv), above, Sweetheart shall have the right to purchase the Equipment on an "as is" basis for ECC's actual

Mr. William McLaughlin                                             CONFIDENTIAL
July 23, 1997
Page 9


unrecovered cost basis in the Equipment (which shall include any amount in its Deficit Account) plus applicable sales taxes, if any, and continue the Sublicense Agreement. Such option must be exercised within 90 days following Sweetheart's notification of the event leading to the termination of the Definitive Agreements.

               (i) Following the Sweetheart's purchase of the Equipment, ECC shall be granted a right of first offer to purchase the Equipment (or any material component thereof) prior to Sweetheart's offer of same to a non-affiliate purchaser, such right to exist for a period of ten years following Sweetheart's purchase of the Equipment from ECC. ECC must exercise such right within thirty days of being given written notice of the terms and conditions of the offer (which offer, at a minimum, shall contain a cash purchase price). If ECC does not timely elect to purchase the Equipment (or component thereof) within said 30 day time period, Sweetheart shall be free for a six month period thereafter to sell the Equipment (or component thereof) to a non-affiliated purchaser on terms and conditions that are comparable in all material respects to those offered to ECC. If Sweetheart is unable to sell the Equipment (or component thereof) on comparable terms and conditions within said six month period, the Equipment (or remaining components thereof) shall again be subject to the right of first offer. Following the end of the ten year period, Sweetheart shall have no obligation to sell the equipment to ECC subject to subparagraph (ii) below.

               (ii) ECC shall have the option, exercisable within 60 days following termination of the Sublicense Agreement, to purchase all, but not less than all, of the Equipment then owned by Sweetheart or its affiliates for such Equipment's fair market value on the date the Sublicense Agreement is terminated, as determined by Sweetheart and ECC or, in the event they disagree, by any independent, qualified appraiser mutually selected by Sweetheart and ECC (or by an arbitrator in the event either party invokes the arbitration provisions set forth in the Definitive Agreements to determine the purchase price). Unless the parties agree otherwise, if ECC timely elects the purchase option, (i) ECC shall be required to purchase the Equipment subject to the option "as is" and for a cash price payable within 60 days after the fair market value of the Equipment is finally determined, and (ii) assuming the purchase transaction closes, Sweetheart shall transfer good and marketable title to the Equipment to ECC free of all liens and encumbrances. If ECC does not timely elect to purchase the Equipment following termination of the Sublicense Agreement, Sweetheart shall be free to dispose of the Equipment in any manner it chooses.

               (iii) ECC shall be responsible for all applicable sales taxes on the sale of any Equipment to ECC pursuant to Subparagraph (i) and (ii) above, and Sweetheart shall allow ECC representatives reasonable access to inspect the Equipment for purposes of determining whether ECC desires to exercise its rights under this Section. Subparagraphs (i) and (ii) shall not apply to any sale or transfer by Sweetheart of the Equipment pursuant to a sale or transfer of all or substantially all of its assets to another entity (whether by transfer of assets, by merger of Sweetheart or pursuant to any reorganization in which Sweetheart is not the surviving entity), provided that the transferee assumes Sweetheart's rights and obligations under this Section.

Mr. William McLaughlin                              CONFIDENTIAL
July 23, 1997
Page 10


          c. SWEETHEART EARLY TERMINATION. In the event Sweetheart terminates the Definitive Agreements upon notice less than twelve months prior to the effective date of such termination, Sweetheart shall pay to ECC the EarthShell Equipment Profit Participation for the twelve month period following termination.

      10. CONFIDENTIALITY. Both parties shall be bound by a standard Non-Disclosure Agreement relating to proprietary and confidential information (including business terms) only, which agreement shall impose upon the parties a mutually acceptable standard of reasonable care with respect to the protection of the proprietary and confidential information.


      11. INDEMNIFICATION.

          a. By Sweetheart. Sweetheart shall indemnify ECC for claims other than claims arising out of ECC negligent or intentional acts or failure to meet the Model Efficiency Level relating to:

              (i) Third party claims for personal injury or property damage involving product produced after the Start Date;

              (ii)  Claims made by Sweetheart employees;

              (iii) Raw material purchases by Sweetheart;

              (iv) Operation and maintenance of the Plant Facility and Equipment (except to the extent ECC is obligated therefore); and

              (v) Intellectual property infringement or misappropriation for improvements licensed by Sweetheart ECC.

          b. By ECC. ECC shall indemnify Sweetheart for claims other than claims arising out of Sweetheart negligent or intentional acts relating to:

              (i) Safety of Equipment through the Warranty Termination Date, including, but not limited to, OSHA compliance;

              (ii)  FDA compliance of Product that meets specification;

              (iii) Intellectual property infringement or misappropriation for Technology or Improvements licensed by ECC to Sweetheart;

              (iv) Failure of ECC to meet its funding obligations pursuant to the Definitive Agreements (including the Performance Guarantee); and

              (v)  Claims made by ECC employees.

          c. JV shall carry product liability insurance (which shall be considered a component of variable overhead) covering Sweetheart and ECC to insure them against claims of personal injury or property damage made with respect to Product that meets specifications (other than for claims covered by a specific indemnification obligation under Sections 11(a) and (b) above).

Mr. William McLaughlin                              CONFIDENTIAL
July 23, 1997
Page 11


      12. AUDITS AND REPORTS. ECC shall have the right to review the books and records relating to JV upon reasonable notice. JV shall provide the parties with monthly balance sheets, P&L and such other management and financial reports as shall be identified in the operating agreement.

      13. DISPUTE RESOLUTION. Unless the parties mutually agree to a more expedited process, in the event any controversy arises under the Definitive Agreements, the parties shall first attempt to resolve it by informal negotiations. The controversy shall next be referred to the executives of the parties, then mediation and then binding arbitration.

      14. GENERAL PROVISIONS. The Definitive Agreements shall contain the following additional provisions:

          a. Further Assurances -- agreements to cooperate
          b. Amendments -- must be in writing
          c. Notices -- method, timing and addresses
          d. Entire Agreement -- the entire and exclusive agreement of the parties relating to the subject matter
          e. Severability -- terms are severable
          f. Counterparts -- may be signed in counterparts
          g. Governing Law -- Delaware
          h. Successors -- binding on successors and assigns
          i. Third Party Beneficiaries -- no third parties beneficiaries
          j. Specific Performance -- parties entitled to specific performance
          k. Waivers -- failure to enforce provision does not constitute waiver
          l. Cumulative Remedies -- rights and remedies are cumulative
          m. Expenses -- each party responsible for its own expenses

      15. DEFINITIVE AGREEMENTS.

          a. While the foregoing represents our current understanding, it is agreed that this letter does not create any binding obligation, expressed or implied, on the part of ECC or Sweetheart with respect to the matters referred to herein, except as set forth in Sections 15(b) or 16 below. Promptly after the execution of this letter, (i) Sweetheart shall take the lead in negotiating and procuring the Perseco Contract, and (ii) the parties shall negotiate and execute a definitive JV operating agreement, Sublicense Agreement, lease agreement with respect to the Equipment and any other agreements appropriate to the arrangements contemplated herein (collectively, the "Definitive Agreements"), in form and substance mutually satisfactory to the parties and containing terms, conditions, covenants and representations customary to transactions of the type outlined above, including, without limitation, the terms and conditions described herein. The parties may make non-material modifications to the foregoing terms and conditions to satisfy any tax or liability concerns, provided the economic substance of the transactions described

Mr. William McLaughlin                              CONFIDENTIAL
July 23, 1997
Page 12


herein is not altered in any material way. Until the Definitive Agreements are entered into, the parties shall continue to be bound by any other written agreements that may exist between them (including the Current License and any confidentiality restrictions or other obligations of non-disclosure). Such agreements shall terminate upon the due execution and delivery of the Definitive Agreements. In addition, the parties shall negotiate and execute agreements covering the production and sale of products other than the Products to customers other than McDonald's, including an operating agreement, sublicense agreement, equipment lease agreement and such other agreements as may be desirable (the "Additional Agreements"). It is anticipated that the Definitive Agreements and Additional Agreements shall be executed prior to, and shall become effective upon, the execution of the Perseco Contract.

          b. Until the earlier of (i) November 21, 1997, or (ii) the Start Date, ECC shall not enter into a sublicense agreement with a new sublicensee (other than Prairie Packaging, Inc. or any additional sublicensee required by Perseco as a condition for entering into the Perseco Contract) to utilize the Technology to manufacture and distribute the ECC products specified in the Current License within North America, provided, however, that this restriction shall lapse if Sweetheart is unable to procure the Perseco Contract (or an equivalent contract from another major customer) within the time period set forth in Section 17.

      16. EXPENSES. Each party shall bear its own legal and professional expenses, as well as any finder's or similar fees, in connection with the negotiation and execution of this letter and the Definitive Agreements.

      17. TERMINATION. The parties will use reasonable efforts to complete and enter into the Definitive Agreements within 60 days of the date hereof. If the Definitive Agreements have not been entered into within 60 days following the date of this letter, or if the Perseco Contract has not been entered into within 90 days following the date of this letter, either party may terminate this agreement by notifying the other in writing. Such termination shall not affect the rights and obligations of the parties under Sections 15(b) and 16 of this letter and any existing agreement between them as of the date of termination, including the Current License and any obligations of non-disclosure.

      18. GOVERNING LAW. The terms of this letter shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of laws.

Mr. William McLaughlin                              CONFIDENTIAL
July 23, 1997
Page 13


   If the foregoing accurately reflects the agreement in principle between us, please so indicate by executing this letter in the space provided below and returning a copy to ECC.


                                    EARTHSHELL CONTAINER CORPORATION


                                    By:   /s/ Simon Hodson
                                       ----------------------------------------
                                       Simon Hodson, Vice Chairman of the Board
                                       and Chief Executive Officer



Accepted and Agreed to this

25th day of July 1997
--


SWEETHEART CUP COMPANY INC.


By:    /s/ William McLaughlin
  ---------------------------------
  William McLaughlin, President and
  Chief Executive Officer

                                      EXHIBIT B

               EARTHSHELL PROJECT ENGINEERING/CAPITAL RESPONSIBILITIES
               -------------------------------------------------------


                                                                                                  ECC
                                                                      SWEETHEART                 RESPON-
                           ITEM                                     RESPONSIBILITY             SIBILITY
---------------------------------------------------          ---------------------------      ----------
1.  Electrical                                               X  To Motor Control Centers           X
2.  Water                                                     X  To Manufacturing Area
3.  Gas                                                       X  To Manufacturing Area
4.  Sewer (Employee Services)                                              X
5.  Sewer Treatment                                                                                X
6.  Sewer Process Drains                                                                           X
7.  HV - Oven room                                                                                 X
8.  HVAC - Packaging Area                                                  X
9.  Lighting (to a level for Food Grade Processing)                        X
10. Compressed Air                                                     X  Source               X  (Dist.)
11. Vacuum                                                                                         X
12. Steam                                                                                          X
13. Environmental Conditioning Discharge:                    X  (Penetration Hood, Stub)
    A.  Ovens                                                                                      X
    B.  Coatings                                                                                   X
    C.  Dust                                                                                       X
    D.  Noise                                                                                      X
14. Chilled/Processed Water                                                                        X
15. Pretreatment of Air, Water for Process                                 X
16. Structures for Manufacturing Support                                   X
    (restrooms, breakroom, offices, fire protection,
    QC lab)
17. Control Room                                                      X  Structure
18. Ingredient Supply/Equipment Systems/Material                                                   X
    Handling Services
19. Scrap Handling Systems/Recycle                                                                 X
20. Scrap Disposal                                                        X
21. Phones/Communication                                                  X
22. Security                                                              X
23. Fire Protection                                                       X
24. QC Test In-Line Process                                                                        X
25. QC Equipment                                                                                   X
26. Demising Walls                                                        X



                                      EXHIBIT C

                 OUTLINE OF SUBLICENSE AGREEMENT -- ECC/SWEETHEART CUP

         I.   GENERAL RECITALS AND DEFINITIONS

              A. PURPOSE OF THE SUBLICENSE -- To authorize the contractual joint venture formed by Sweetheart Cup Company Inc. and EarthShell Container Corporation (the "JV") to use certain licensed technology as defined in the Sublicense in the manufacture of large hinged sandwich containers for sale to McDonald's Corporation (the "Products").

              B. REFERENCE TO UNDERLYING OPERATING AGREEMENT -- ECC and Sweetheart have entered in an Operating Agreement which defines their business relationship and joint intention to commercialize ECC's technology relating to the Products. This Sublicense covers the intention to commercialize ECC's technology relating to the Products. This Sublicense covers the transfer of the technology to be used by the IV in accordance with the Operating Agreement.

              C. SCOPE OF THE TECHNOLOGY UNDER THE SUBLICENSE -- The technology covered by the Sublicense falls into two general categories: (1) ECC's current technology in the form of issued patents, pending patent applications, trademarks and know-how/trade secret information, and (2) future improvements to the licensed technology developed by ECC, Sweetheart, the JV or third parties. ECC and Sweetheart are currently operating under an existing License Agreement dated October 7, 1994 which will terminate upon execution of the Sublicense.

              DEFINITIONS

              "TERRITORY" means the United States and Canada.

              "PRODUCTS" means large hinged sandwich containers for McDonald's Corporation manufactured by Sweetheart using the licensed technology.

              "FIELD OF USE" means any product, composition, apparatus or process used in the manufacture of Products using the licensed technology.

              "PATENTS" means all issued U.S. and Canadian patents owned by or licensed to ECC which are currently in force, as well as all pending U.S. and Canadian ECC patent applications.

              "LICENSED MARKS" means all federally registered and common law trademarks and service marks owned by ECC.

              "KNOW-HOW/TRADE SECRETS" means proprietary confidential information relating to the licensed technology which is owned by ECC.

    II.  SUBLICENSE GRANT

         A. GENERAL TECHNOLOGY GRANT -- ECC grants the JV a non-exclusive right to utilize all of the technology defined below for purposes of manufacturing and distributing licensed Products with the Territory.

         B. SCIENTIFIC TECHNOLOGIES -- The licensed technology includes the following three basic categories.

                   1.   PATENT

                        a. ECC grants the JV a non-exclusive license to make, use, and sell all Products and related processes covered be ECC's United States and Canadian patents, as well as all pending U.S. and Canadian patent applications covering the ECC technology. The existing patents and pending applications are listed in Exhibit "A" to the Sublicense.

                        b. The above license grant to the JV will be limited to the Field of Use within the defined Territory.

                        c. ECC will be solely responsible for maintaining any issued patents covered by the Sublicense in full force, including the timely and proper payment of PTO maintenance fees.

                        d. Sweetheart will have the right to review any pending patent applications relating to the licensed technology on a confidential basis prior to execution of the Sublicense.

                   2.   TRADEMARKS

                        a. ECC grants a non-exclusive license to the JV to use the Licensed Marks in the Territory in connection with the distribution and sale of the Products (including product packaging). The Licensed Marks include the federal registrations and common law trademarks owned by or licensed to ECC as shown in Exhibit "B".

                        b. Sweetheart will have the right to use the Licensed Marks in connection with the licensed Products in the manner prescribed by ECC. However, Sweetheart will not be required to use the marks under circumstances where the use conflicts with the packaging or labeling requirements or trademark rights of McDonald's.

                        c. Sweetheart acknowledges the validity of the Licensed Marks, the "good will" associated with the marks and ECC's right and obligation to exorcize quality control over the use of such marks.

                   3.   CONFIDENTIAL KNOW-HOW/TRADE SECRETS

                        a. The parties acknowledge that ECC has developed certain proprietary confidential know-how and trade secret information relating to the compositions, equipment design and methods of manufacturing Products covered by the Sublicense. The general descriptions of such know-how/trade secret information will be summarized in the sublicense (the "ECC Trade Secrets").

                        b. ECC grants Sweetheart a non-exclusive license to use the ECC Trade Secrets for the purpose of manufacturing Products covered by the Sublicense in the Field of Use.

                        c. Sweetheart agrees to maintain the confidentiality of any ECC Trade Secrets and other ECC proprietary and confidential information.

    III. ROYALTY PAYMENTS

         A. ECC shall receive a royalty of 20% of the net revenue derived from sale by the JV of licensed Products.

         B. The "net revenue" for sales shall be calculated based on gross sales less cash discounts, freight and other discounts and allowances.

         C. Royalty payments shall be paid by Sweetheart to ECC on a monthly basis and shall become due following payment to the JV for products shipped and delivered.

         D. MOST FAVORED NATIONS PROVISION. ECC shall agree that it will not enter into a business arrangement with another sublicensee who has, or who proposes to enter into, a contract to sell Products to Perseco or McDonald's Corporation, that, when considered in the context of the overall financial arrangement (including consideration of such items as royalty rate, equipment lease payments or profit participations, share in operating profits or losses, and equipment warranties and guarantees), is more favorable to the sublicensee is determined to be more favorable than the arrangement with Sweetheart, ECC at Sweetheart's election, shall modify the definitive Agreements in any reasonable manner so that the disparity is eliminated to Sweetheart's reasonable satisfaction.

    IV. OWNERSHIP OF TECHNOLOGICAL IMPROVEMENTS -- All Product, Process, and Design Improvements as such terms are defined in the Current License) to the Technology (collectively, the "Improvements") developed by ECC, Sweetheart, JV or a third party will be owned and licensed as follows:

         A. ECC IMPROVEMENTS: ECC will own all Improvements developed by or for ECC directly (and not by any of its licensees), and subject to ECC's rights to do so, shall be licensed to JV without further royalty or other obligation pursuant to the terms of the Sublicense Agreement.

         B. SWEETHEART IMPROVEMENTS: Sweetheart will own all Improvements developed by or for Sweetheart on behalf of JV; provided that, subject to Sweetheart's right to do so, Sweetheart will license such Improvements to ECC with ECC having the right to sublicense such Improvements to others. Such license will be limited to sue of such Improvements solely in connection with the production and distribution of ECC products, and in the d\case of an ECC sublicensee, shall provide for royalty payments to Sweetheart, reasonably calculated in relation to the incremental economic value of such royalties by ECC's sublicensees to Sweetheart), provided, however, that the annual royalty rate shall not exceed 10% of such incremental economic value.

         C. JOINTLY DEVELOPED IMPROVEMENTS: Improvements to the Technology jointly developed be ECC and Sweetheart for JV shall be owned by ECC, but shall be cross licensed to Sweetheart pursuant to the terms of the Sublicense Agreement. Additionally, Sweetheart shall be irrevocably licensed under such Improvements within Sweetheart's traditional field of use. ECC will not license the Improvements to any third party who seeks to utilize such Improvements to manufacture and distribute non-ECC products within Sweetheart's traditional field of use. Neither ECC nor Sweetheart shall have any additional royalty or other obligation under such license. ECC shall have the right to sublicense such Improvements, in which case the ECC sublicensee shall pay to ECC and Sweetheart a royalty reasonably calculated in relation to each party's contribution to the incremental economic value of such Improvements, provided, however, that the annual royalty rate shall not exceed 10% of such incremental economic value. If commercially reasonable to do so, ECC commits at its sole expense to diligently pursue on a commercially reasonable basis, the application, prosecution and maintenance of patents within the Territory with respect to the Improvements covered by this subparagraph.

         D. THIRD PARTY IMPROVEMENTS: Any Improvements developed by or for a third party (including an ECC licensee) and licensed to ECC shall, if adopted by JV and subject to ECC's right to do so, be sublicensed to JV pursuant to the terms of the Sublicense Agreement at the royalty rate charged to ECC.

         E. NOTICE: Each party agrees to provide prompt notice to the other of any Improvements which are developed, and agree to cooperate in the preparation and filing of any patent applications covering such improvements.

    V.   WARRANTIES LIABILITIES AND INDEMNIFICATION

         A. ECC WARRANTIES -- ECC warrants (1) that it has the right and authority to enter into the Sublicense; and 2) that the licensed technology does not infringe any existing U.S. or Canadian patent, trademark, trade name, copyright or other intellectual property, including know-how/trade secret information, belonging to a third party.

         B. SWEETHEART WARRANTIES -- Sweetheart warrants (1) that it has the right and authority to enter into the Sublicense and to perform its obligations under the agreement; and (2) that it has not entered into any assignments, licenses or other agreements which conflict with the terms of the Sublicense.

          C.  INFRINGEMENT AND INDEMNIFICATION

              1. ECC agrees to indemnify and hold Sweetheart harmless for any alleged infringement of patents, trademarks or know-how/trade secrets owned by third parties relating to the Technology or Products covered by the Sublicense.

              2. Sweetheart agrees to indemnify and hold ECC harmless with respect to any liability for actions taken by Sweetheart on matters outside the licensed Technology.

              3. If ECC or Sweetheart learn of any infringement of any intellectual property rights covered by the licensed Technology, ECC may, at its own expense, bring suit to enjoin such infringement. If ECC elects not to file suit, Sweetheart may file suit on behalf of ECC if it appears that the infringement may have substantial and adverse consequences on Sweetheart's business interests.

     VI.  TERM OF THE AGREEMENT AND TERMINATION

          A. The term of the Sublicense shall begin upon execution by the parties and will remain in effect until expiration of the last United States or Canadian patent covering the technology.

          B. The Sublicense will also terminate in accordance with termination provisions of the Operating Agreement.

                                            EXHIBIT D

                               PRE-START DATE DISTRIBUTION SCHEDULE



--------------------------------------------------------------------------------
                                         PRE-START DATE(1)
                                  QUARTERLY DISTRIBUTION PRIORITY


---------------------------------------------------------------------------------------------------
Gross Sales                                                          Net Sales
 - less Returns and Allowances
---------------------------------------------------------------------------------------------------
-  Standard material cost                                            Standard Cost of Sales(2)
-  Standard labor cost
---------------------------------------------------------------------------------------------------
-  Non-allocated overhead costs attributable to ES ops               Actual Overhead(3)
-  10% interest on avg. raw materials inventory
---------------------------------------------------------------------------------------------------
-  Material production variance                                      Production Variances(4)
-  Labor production variance
---------------------------------------------------------------------------------------------------
If Net Sales less than Standard Cost of Sales, Actual Overhead, and  Direct conversion cost deficit
   Production Variances                                              (DCCD) to be funded quarterly
                                                                     by ECC
---------------------------------------------------------------------------------------------------
If Net Sales greater than Standard Cost of Sales, Actual Overhead,   Cumulative DCCD returned to
   and Production Variances                                          ECC
---------------------------------------------------------------------------------------------------
-  Other overhead allocations                                        Distributions for non-cash
-  SGA of 2% of Net Sales                                            cost allowances
---------------------------------------------------------------------------------------------------
-  Interest on actual cost of capital equipment - ECC                Accrued interest on invested
-  Interest on actual cost of facility improvements - SCC            capital (10%)
(int. accrual ends when Returns on Invested Capital begin)
---------------------------------------------------------------------------------------------------
-  Displaced Finished Goods - SCC actual costs up to $110,000        Other reimbursements for cash
   annually until completion of new SCC distribution center          costs
---------------------------------------------------------------------------------------------------
-  Plant Facility Rental (sq. ft. charge) to SCC                     Return on invested capital
-  Infrastructure Enhancement Distribution to SCC
-  Equipment Profit Participation to ECC
---------------------------------------------------------------------------------------------------
-  Facility capital improvements in excess of model                  Reimburse capital costs in
-  Capital equipment costs in excess of model                        excess of economic model
---------------------------------------------------------------------------------------------------
20% SCC/80% ECC until ECC receives 20% of Net Sales                  Initial Profit Split
---------------------------------------------------------------------------------------------
80% SCC/20% ECC                                                      Final Distribution
---------------------------------------------------------------------------------------------

--------------------------
(1) Start Date occurs when:
    a) MEL is reached and DCCD is zero, or
    b) at SCC election to accept the equipment on an economic Start Date basis, or
    c) at ECC election if Perseco contract production is being met and ECC guarantees MEL economics
(2) The sum of these cost items is defined as the "Direct Cost of Sales"
(3) The sum of these cost items is defined as the "Direct Cost of Sales"
(4) The sum of these cost items is defined as the "Direct Cost of Sales"

                                             EXHIBIT E

                               POST-START DATE DISTRIBUTION SCHEDULE



-------------------------------------------------------------------------------
                                           POST-START DATE
                                    QUARTERLY DISTRIBUTION PRIORITY


--------------------------------------------------------------------------------------------------
Gross Sales - less Returns and Allowances                           Net Sales
--------------------------------------------------------------------------------------------------
20% of Net Sales to ECC                                             Royalty(1)
--------------------------------------------------------------------------------------------------
-  Standard material cost                                           Standard Cost of Sales
-  Standard labor cost
-  Standard variable overhead
--------------------------------------------------------------------------------------------------
Unfavorable production variances (payable to Sweetheart             Unfavorable Production
  prior to the Warranty Termination Date)(2)                        Variances
--------------------------------------------------------------------------------------------------
-  Fixed overhead(3)                                                Manufacturing & Sales Support
-  SGA of 2% of Net Sales
--------------------------------------------------------------------------------------------------
$289,500 to SCC                                                     Sweetheart Preliminary
                                                                    Profit Distribution(4)
--------------------------------------------------------------------------------------------------
-  Plant Facility Rental (sq. ft. charge) to SCC                    Return on invested capital
-  Infrastructure Enhancement Distribution SCC
-  Equipment Profit Participation to ECC
--------------------------------------------------------------------------------------------------
$72,375 to ECC                                                      EarthShell Preliminary Profit
                                                                    Distribution(5)
--------------------------------------------------------------------------------------------------
Accrued but unpaid post start date amounts to Sweetheart including:  Deficit Accounts
-  Plant Facility Rental & Infrastructure Enhancement Distribution
-  unreimbursed rate variances
-  amortized payments on capital expenditures for facility
   improvements in excess of the model
-  interest on the above unpaid amounts at 10%
-  displaced finished goods
-  any other post Start Date amounts to be paid to SCC

Accrued but unpaid post start date amounts to ECC including:
-  Equipment Profit Participation
-  amortized payments on capital expenditures for equipment in excess of Standard Equipment Costs, including capitalized
   expenditures made pursuant to the ECC Performance Guarantee
-  interest on the above unpaid amounts at 10%
-  any other post Start Date amounts to be paid to ECC
--------------------------------------------------------------------------------------------------
80% SCC & 20% ECC                                                   Distribution until Warranty
                                                                    Termination Date
--------------------------------------------------------------------------------------------------
Then 100% to SCC                                                    Final Distribution
--------------------------------------------------------------------------------------------------

--------------------------
(1) Royalty payments to be made monthly
(2) Unfavorable material usage, labor efficiency, and overhead efficiency variances due to less than MEL operations (Performance Guaranties) will be paid quarterly by ECC directly to SCC until Warranty Termination Date
(3) Excludes depreciation, equipment participation & facility rents
(4) PPD's cease upon Warranty Termination Date
(5) PPD's cease upon Warranty Termination Date

                                     E-1